SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number: 0-22789

                                 CMP Media Inc.
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             (Exact name of registrant as specified in its charter)

                               600 Community Drive
                            Manhasset, New York 11030
                                 (516) 562-5000
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            (Address, including zip code, and telephone  number,
        including area code, of registrant's principal executive offices)


                      Class A Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]               Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)  [ ]               Rule  12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]               Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)  [ ]

Approximate  number of holders of record as of the certification or notice date:
One

     Pursuant to the requirements of the Securities Exchange Act of 1934, CMP Media Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    June 16, 1999                          By:   /s/Robert Marafioti
                                                      -------------------
                                                Name: Robert Marafioti
                                                Title: Executive Vice President